EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:           Debra Nalchaljian-Cohen
Cohen Communications
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP REPORTS
RECORD SECOND QUARTER EARNINGS

CLOVIS, CALIFORNIA…July 8, 2003… The Board of Directors of Central Valley Community Bancorp (OTC Bulletin Board: CVCY), the parent company of Central Valley Community Bank (Bank), reported today net income of $822,000, or $0.29 per diluted share, for the quarter ending June 30, 2003, compared to $609,000, or $0.22 per diluted share for the same period in 2002, a 35% increase.  The significant earnings growth is due in part to non-recurring expenses in 2002 associated with changing the Bank’s name and the formation of a Real Estate Investment Trust.

Net income of $1,603,000, or $0.57 per diluted share, was reported for the 6-month period ending June 30, 2003, an increase of 24% over the $1,292,000 net income reported for the same period in 2002.

Actual total assets exceeded $300 million for the first time in the Bank’s 23-year history, and ended the quarter at $311,914,000 at June 30, 2003.

Average assets grew to $292,369,000 for the 6-month period ending June 30, 2003, compared to $231,859,000 for the same period ending June 30, 2002, an increase of 26%.  Average gross loans grew 17% and average deposits increased 31% for the 6-month period ending June 30, 2003 compared to the same period in 2002.

“Our second quarter and half-year record earnings validate the strategic decisions we’ve made in the past few years.  We have seen unprecedented growth in assets and deposits in the first half of 2003, growth that is directly related to our past decisions for which we are now beginning to realize the benefits,” stated Daniel J. Doyle, President and CEO of Central Valley Community Bank and Central Valley Community Bancorp.  “With a current economic cycle that is unlike any other in over 5 decades, I believe we are well positioned for the long-term, and have built our Bank to withstand rate fluctuations and maintain profitability,” continued Doyle.

Central Valley Community Bancorp trades over-the-counter under the symbol CVCY.OB. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. The Bank operates seven full-service offices in Clovis, Fresno, Prather, Kerman and Sacramento.  Real Estate Lending and SBA Lending Departments are located in Clovis, with an Agribusiness Lending Department located in Fresno.  Investment services, provided by Investment Centers of America are housed at the Bank’s Main office in Clovis.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick. Additional information about Central Valley Community Bank can be found at www.cvcb.com.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2002.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEET
JUNE 30, 2003 AND DECEMBER 31,2002
(In Thousands Except Share Amounts)

	June 30, 2003	December 31, 2002
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$22,768	$18,804
Interest bearing deposits with other banks	500	500
Federal funds sold	10,870	17,678
Available-for-sale investment securities (Book value of $91,464 at June 30, 2003 and $74,992 at December 31, 2002)	94,432	77,723
Loans, less allowance for credit losses of $2,361 at June 30, 2003and $2,433 at December 31, 2002	171,628	156,293
Bank premises and equipment, net	3,055	3,136
Accrued interest receivable and other assets	8,661	8,872
Total assets	$311,914	$283,006

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$82,365	$73,823
Interest bearing	192,651	172,515
Total deposits	275,016	246,338
Short-term borrowings	7,000	2,000
Long-term borrowings	1,000	7,000
Accrued interest payable and other liabilities	3,263	3,569
Total liabilities	286,279	258,907

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, no par value; 40,000,000 shares authorized, 2,581,629 and 2,573,242 shares issued and outstanding at June 30, 2003 and December 31, 2002	5,885	5,854
Retained earnings	17,732	16,387
Accumulated other comprehensive income, net of tax	2,018	1,858
Total shareholders’ equity	25,635	24,099
Total liabilities and shareholders’ equity	$311,914	$283,006

CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Month Periods Ended June 30, 2003 and 2002

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands except earnings per share amounts) (Unaudited)	2003	2002	2003	2002

INTEREST INCOME:
Interest and fees on loans	$3,109	$2,831	$5,968	$5,441
Interest on Federal funds sold	59	21	109	45
Interest and dividends on investment securities:
Taxable	552	630	1,162	1,288
Exempt from Federal income taxes	183	120	359	241
Interest on deposits with other banks	3	1	6	1
Total interest income	3,906	3,603	7,604	7,016
INTEREST EXPENSE:
Interest on deposits	527	581	1,067	1,196
Other	73	102	148	163
Total interest expense	600	683	1,215	1,359
Net interest income before provision for credit losses	3,306	2,920	6,389	5,657
PROVISION FOR CREDIT LOSSES	—	—	—	—
Net interest income after provision for credit losses	3,306	2,920	6,389	5,657
NON-INTEREST INCOME:
Service charges	527	538	1,024	890
Rentals from equipment leased to others	138	274	359	620
Loan placement fees	136	64	271	147
Net realized gain on sales of investment securities	—	—	—	26
Other income	223	191	431	385
Total non-interest income	1,024	1,067	2,085	2,068
NON-INTEREST EXPENSES:
Salaries and employee benefits	1,823	1,525	3,574	2,926
Occupancy and equipment	408	322	760	570
Depreciation and provision for losses on equipment leased to others	92	247	229	494
Other expense	877	1,046	1,697	1,832
Total non-interest expenses	3,200	3,140	6,260	5,822
Income from continuing operations before income taxes	1,130	847	2,214	1,903
INCOME TAX EXPENSE	308	238	611	611
Net income	$822	$609	$1,603	$1,292

Basic earnings per share	$0.32	$0.24	$0.62	$0.50
Diluted earnings per share	$0.29	$0.22	$0.57	$0.47

	For the six months ended
	06/30/2003	06/30/2002
	(Unaudited)	(Unaudited)
Selected Financial Data
Annualized return on:
Average Assets	1.10%	1.11%
Average Equity	12.80%	11.92%
Net Interest Margin	4.87%	5.48%